Exhibit 99.1
NEWS RELEASE

Hastings	CONTACT:	Dan Crow
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.goHastings.com
Hastings Entertainment, Inc. Reports Results for the Second
Quarter of Fiscal 2011
AMARILLO, Texas, August 15, 2011—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2011. Net loss was approximately $4.1 million, or $0.47 per diluted share, for the three months ended July 31, 2011 compared to a net loss of approximately $0.1 million, or $0.01 per diluted share, for the three months ended July 31, 2010. Net loss was approximately $3.6 million, or $0.42 per diluted share, for the six months ended July 31, 2011 compared to net earnings of $0.9 million, or $0.10 per diluted share, for the six months ended July 31, 2010.
Operating loss and adjusted operating loss were approximately $5.1 million for the second quarter of fiscal 2011 compared to operating income and adjusted operating income of approximately $13,000 for the second quarter of fiscal 2010. Adjusted operating income (loss) excludes gift card breakage revenue and stock compensation expense. Operating loss was approximately $4.1 million for the six months ended July 31, 2011 compared to operating income of approximately $1.5 million for the same period in the prior year. Adjusted operating loss was approximately $3.9 million for the current six month period compared to adjusted operating income of approximately $1.5 million for the same period in the prior year. Earnings before interest, taxes, property and equipment depreciation expense and amortization (“EBITDA”) was approximately ($0.5 million) for the second quarter of fiscal 2011 compared to approximately $4.3 million for the second quarter of fiscal 2010. Adjusted EBITDA, which excludes gift card breakage revenue and stock compensation expense, was approximately ($0.4 million) for the second quarter of fiscal 2011 compared to approximately $4.3 million for the second quarter of fiscal 2010. EBITDA was approximately $4.7 million for the six months ended July 31, 2011 compared to approximately $10.2 million for the same period in the prior year. Adjusted EBITDA was approximately $4.9 million for the current six month period compared to approximately $10.2 million for the same period in the prior year.
Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.
“Our second quarter results were impacted by a continued weak slate, as well as lower quality of new releases for movies, along with a weaker release slate of books,” said John H. Marmaduke, Chief Executive Officer and Chairman. “Furthermore, we continue to be impacted by the shift toward the digital delivery of books as well as the increasing growth of rental kiosks and subscription-based services in movie rentals. Additionally, the current economic environment is impacting consumer discretionary spending, thereby reducing store traffic. We continue to focus on controlling our costs. For the second quarter, we reduced shrinkage expense by approximately $0.8 million, costs to return products to vendors by $0.3 million and markdown expense by $0.2 million, compared to the second quarter of fiscal 2010. During the second half of fiscal 2011, we will continue to focus on cost reductions, which may include the closing of stores that are underperforming. ”
“I am pleased to announce that on August 1, 2011, we opened our newest concept store. TRADESMART, located in Littleton, Colorado, is a concept store born from the culture of recycling. TRADESMART, with over 40,000 square feet, features over 400,000 predominantly used and new books, CDs, DVDs, Blu-rays, video games, and video game systems, as well as consumer electronics, trends, skateboards and paintball merchandise, and much, much more, available to purchase. TRADESMART also allows customers to sell back entertainment products they have already enjoyed for cash or store credit. By opening in a metropolitan market, we anticipate product buybacks originating at TRADESMART will help support used inventory levels in our Hastings superstores.”

“Our first concept store Sun Adventure Sports, which opened in July 2010, was profitable for the first six months this year. We plan to open a second Sun Adventure Sports store in the Lubbock, Texas market during the third quarter. Sun Adventure Sports offers a variety of sports and outdoors products such as bikes and accessories, skateboards, athletic apparel and shoes.”
“Due to the uncertainty in the economic environment and our financial results for the second quarter, we expect our earnings per share for the full fiscal year to be below the current guidance range. Additionally, expectations for sluggish economic growth and a prolonged recovery make it very difficult to forecast earnings. Consequently, Hastings is withdrawing its fiscal 2011 guidance, issued on March 21, 2011, and will not be providing any further guidance, specifically comparable store sales, net income and net income per diluted share, for the current fiscal year.”
“During the second quarter, we entered into an amendment which increased our existing credit facility with Bank of America, N.A and lowered our interest rates. This amendment will enable us to lower our anticipated cost of capital and enhance our financial flexibility. We will continue to focus on maintaining a strong balance sheet and will be well positioned to weather the current economic environment.”
Financial Results for the Second Quarter of Fiscal Year 2011
Revenues. Total revenues for the second quarter decreased approximately $8.6 million, or 7.2%, to $110.5 million compared to $119.1 million for the second quarter of fiscal 2010. As of July 31, 2011, we operated two fewer superstores, as compared to July 31, 2010. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended July 31,
	2011		2010
		Percent		Percent	Increase (Decrease)
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$92,828	84.0%	$98,588	82.8%	$(5,760)	-5.8%
Rental Revenue	17,423	15.8%	20,349	17.1%	(2,926)	-14.4%
Gift Card Breakage Revenue	284	0.2%	194	0.1%	90	46.4%

Total Revenues	$110,535	100.0%	$119,131	100.0%	$(8,596)	-7.2%

Comparable-store revenues (“Comp”)

Total	-8.1%
Merchandise	-6.6%
Rental	-15.1%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended July 31,
	2011	2010
Trends	9.9%	11.0%
Electronics	5.6%	0.8%
Hardback Café	3.8%	10.0%
Video Games	-5.1%	23.3%
Music	-5.7%	-7.5%
Books	-9.4%	-1.8%
Consumables	-9.7%	4.1%
Movies	-11.4%	9.3%

Trends Comps increased 9.9% for the quarter primarily driven by increased sales of apparel, action figures, comics, novelty items and collectible card games such as Magic: The Gathering. Key drivers in the apparel category included jewelry and hats. Key drivers in the novelty category included assorted tween merchandise, movie memorabilia items, and lighting and barware. Electronics Comps increased 5.6% for the quarter resulting from increased sales of refurbished iPods and headphones, partially offset by lower sales of other MP3 accessories. Hardback Café Comps increased 3.8% due to increased sales of specialty café drinks, primarily blended and iced drinks. Video Game Comps decreased 5.1% primarily due to lower sales of video game consoles, new Nintendo Wii video games, and older generation video games. These decreases were partially offset by increased sales of new and used games for the Microsoft XBOX 360 and Sony Playstation. Music Comps decreased 5.7% for the quarter due to lower sales of new and used CD’s. Books Comps decreased 9.4% for the quarter primarily due to lower sales of new and used mass market books and trade paperbacks, new hardbacks and magazines, partially offset by increased sales of used hardbacks and value books. Sales of new books, which decreased 8.1% for the quarter, were impacted by a weaker slate of titles released during the current quarter and the increasing popularity of electronic book readers. Sales of used books, which decreased 12.1% for the quarter, were also impacted by the weaker slate of new book release which in turn led to a less favorable inventory of used titles. These decreases were partially offset by a 2.1% increase in sales of value books. Consumables Comps decreased 9.7% for the quarter primarily driven by lower sales of bottled drinks and promotional candies. Movies Comps decreased 11.4% for the quarter primarily due to lower sales of new and used DVDs and DVD boxed sets, partially offset by increased sales of new and used Blu-ray movies. Our top three selling movies during the current quarter generated approximately 20% less revenue than the top three selling movies during the comparable period in the prior year.
Rental Comps decreased 15.1% for the quarter, primarily due to fewer rentals of DVDs partially offset by increased rentals of Blu-ray movies and a slight increase in rentals of video games. Rental Video Comps decreased 16.4% for the quarter and units rented decreased 16.9%. Rental Video Comps were negatively impacted by a lower quality of new releases during the current period and by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps decreased 0.4%, and units rented decreased 3.3%
Gross Profit — Merchandise. For the second quarter, total merchandise gross profit dollars decreased approximately $2.8 million, or 8.8%, to $28.9 million from $31.7 million for the same period in the prior year, primarily due to lower revenues, along with lower margin rates. As a percentage of total merchandise revenue, merchandise gross profit decreased to 31.2% for the quarter compared to 32.2% for the same period in the prior year, resulting primarily from increased promotions during the quarter and a shift in mix of revenues by category as compared to the prior year, partially offset by lower shrinkage expense, lower costs to return products and lower markdown expense. The decrease in shrinkage expense is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the second quarter, total rental gross profit dollars decreased approximately $2.2 million, or 17.3%, to $10.5 million from $12.7 million for the same period in the prior year, primarily due to lower revenues. As a percentage of total rental revenue, rental gross profit decreased to 60.5% for the quarter compared to 62.6% for the same period in the prior year, also primarily due to lower revenues.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 40.5% for the second quarter compared to 37.5% for the same period in the prior year due to deleveraging resulting from lower revenues. SG&A increased approximately $0.1 million during the quarter, or 0.2%, to $44.7 million compared to $44.6 million for the same quarter last year. The main drivers increasing SG&A included an increase in maintenance costs of approximately $0.2 million, an increase of approximately $0.3 million in store occupancy costs, and an increase of approximately $0.2 million in new store expenses due to the opening of our new concept store, TRADESMART. These increases were primarily offset by a decrease in bonuses under our corporate officer and management bonus incentive programs of approximately $0.3 million as compared to the prior year due to the fact that no bonuses were earned for the first half of fiscal 2011.
Interest Expense. For the second quarter, interest expense increased approximately $0.1 million, or 50.0%, to $0.3 million, compared to $0.2 million for the same period in the prior year, primarily as a result of higher interest rates incurred during the quarter. The average rate of interest charged for the second quarter increased to 2.6% compared to 2.1% for the same period in the prior year.

Financial Results for the Six Months Ended July 31, 2011
Revenues. Total revenues for the six months ended July 31, 2011 decreased approximately $13.5 million, or 5.5%, to $234.7 million compared to $248.2 million for the six months ended July 31, 2010. The following is a summary of our revenues results (dollars in thousands):

	Six Months Ended July 31,
	2011		2010
		Percent		Percent	Increase (Decrease)
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$197,291	84.1%	$206,713	83.3%	$(9,422)	-4.6%
Rental Revenue	36,951	15.7%	41,128	16.6%	(4,177)	-10.2%
Gift Card Breakage Revenue	430	0.2%	388	0.1%	42	10.8%

Total Revenues	$234,672	100.0%	$248,229	100.0%	$(13,557)	-5.5%

Comparable-store revenues (“Comp”)

Total	-5.6%
Merchandise	-4.7%
Rental	-10.4%
Below is a summary of the Comp results for our major merchandise categories:

	Six Months Ended July 31,
	2011	2010
Trends	10.9%	9.9%
Hardback Café	4.6%	12.9%
Electronics	1.1%	2.7%
Video Games	-0.9%	24.4%
Music	-2.1%	-6.1%
Consumables	-7.8%	6.8%
Movies	-8.8%	10.3%
Books	-9.3%	-1.5%
Trends Comps increased 10.9% for the period primarily driven by increased sales of apparel, new and used comics, As Seen on TV products such as Pillow Pets and shaped rubber bands, and collectible card games such as Magic: The Gathering. Key drivers in the apparel category for the period included hats, jewelry and bags. Hardback Café Comps increased 4.6% due to increased sales of specialty café drinks. Electronics Comps increased 1.1% for the period resulting from increased sales of refurbished iPods, partially offset by lower sales of Blu-ray players. Video Game Comps decreased 0.9% primarily due to lower sales of new Nintendo Wii games and used video game consoles partially offset by increased sales of new and used games for the Microsoft XBOX 360 and gaming accessories. Sales of new Nintendo Wii games were directly impacted by low allocations of Nintendo first-party titles. Music Comps decreased 2.1% for the period due to lower sales of used CDs and music DVDs, partially offset by a slight increase in sales of new CDs. Consumables Comps decreased 7.8% for the period primarily driven by lower sales of bottled and fountain drinks. Movies Comps decreased 8.8% for the period primarily due to lower sales of new and used DVDs and DVD boxed sets, partially offset by increased sales of new and used Blu-ray movies. Movie sales were negatively impacted by a 17% drop in box office value of movies that came to Blu-ray and DVD during the current period as compared to the same period in the prior year, along with a lower quality of new releases during the current period. Books Comps decreased 9.3% for the period primarily due to lower sales of new mass market books, hardbacks and trade paperbacks and lower sales of magazines. Sales of new and used books were impacted by a weaker slate of titles released during the period and the increasing popularity of electronic book readers. These decreases were partially offset by a slight lift in used hardback sales and value books.
Rental Comps decreased 10.4% for the period, primarily due to fewer rentals of DVDs partially offset by an increase in rentals of Blu-ray movies and video games. Rental Video Comps decreased 12.1% for the period and units rented decreased 12.9%. Rental Video Comps sales were negatively impacted by fewer titles released in the $20 million to $80 million gross box office range, which typically represent our best renters, by a lower quality of new releases during the current period and by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps increased 3.8%, and units rented decreased 0.3%.

Gross Profit — Merchandise. For the current six months, total merchandise gross profit dollars decreased approximately $4.1 million, or 6.3%, to $61.3 million from $65.4 million for the same period in the prior year, primarily due to lower revenues, along with lower margin rates. As a percentage of total merchandise revenue, merchandise gross profit decreased to 31.1% for the current six months, compared to 31.6% for the same period in the prior year, primarily due to increased promotions and increased costs to return products, partially offset by lower shrinkage expense and lower markdown expense. The decrease in shrinkage expense is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the current six months, total rental gross profit dollars decreased approximately $3.0 million, or 11.6%, to $22.8 million from $25.8 million for the same period in the prior year primarily due to lower revenues. As a percentage of total rental revenue, rental gross profit decreased to 61.6% for the current six month period compared to 62.8% for the same period in the prior year, also primarily as a result of lower rental revenues.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 37.7% for the current six months compared to 36.3% for the same period in the prior year primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $1.7 million, or 1.9%, to $88.4 million compared to $90.1 million for the same period last year. The main drivers of the decrease in SG&A included a decrease in bonuses under our bonus incentive programs of approximately $0.6 million, a decrease in associate health insurance costs of approximately $0.4 million, and a decrease in advertising expenses of approximately $0.6 million.
Interest Expense. For the current six months, interest expense increased approximately $0.2 million, or 66.7%, to $0.5 million, compared to $0.3 million for the same period in the prior year primarily as a result of higher interest rates. The average rate of interest charged for the current six months increased to 2.6% compared to 2.0% for the same period in the prior year.
Stock Repurchases
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of April 30, 2011, the Board of Directors had approved increases in the program totaling $32.5 million. During the second quarter of fiscal 2011, we purchased a total of 68,400 shares of common stock at a cost of $321,170, or $4.70 per share. As of July 31, 2011, a total of 4,876,440 shares had been repurchased under the program at a cost of approximately $30.2 million, for an average cost of approximately $6.20 per share. As of July 31, 2011 a total of $7.3 million remained available under the stock repurchase program.
Store Activity
Since May 16, 2011, which was the last date we reported store activity, we have the following activity to report.
•	Store closed in Newnan, Georgia on June 14, 2011.
In addition to our Hastings superstores, we opened a TRADESMART in Littleton, CO, on August 1, 2011. TRADESMART, a concept store born from the culture of recycling, is our first store in the Denver market.
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 145 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate two concept stores, Sun Adventure Sports, in Amarillo, Texas and TRADESMART, in Littleton, Colorado.
We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2011	2010	2011
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$7,277	$6,427	$6,149
Merchandise inventories, net	158,067	153,560	146,636
Deferred income taxes	6,237	6,461	6,022
Prepaid expenses and other current assets	12,756	11,197	11,742

Total current assets	184,337	177,645	170,549

Rental assets, net	13,056	13,134	13,129
Property and equipment, net	41,092	44,527	41,588
Deferred income taxes	421	3,362	1,668
Intangible assets, net	391	391	391
Other assets	2,267	1,362	2,358

Total assets	$241,564	$240,421	$229,683

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$62,690	$59,236	$60,555
Accrued expenses and other current liabilities	25,424	25,825	26,124

Total current liabilities	88,114	85,061	86,679

Long-term debt, excluding current maturities	45,955	43,874	31,766
Other liabilities	6,712	6,228	6,512

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,935	36,672	36,673
Retained earnings	84,947	87,820	88,589
Accumulated other comprehensive income	118	50	107
Treasury stock, at cost	(21,336)	(19,403)	(20,762)

Total shareholders’ equity	100,783	105,258	104,726

Total liabilities and shareholders’ equity	$241,564	$240,421	$229,683

Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Six months ended
	July 31,		July 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$92,828	$98,588	$197,291	$206,713
Rental revenue	17,423	20,349	36,951	41,128
Gift card breakage revenue	284	194	430	388

Total revenues	110,535	119,131	234,672	248,229

Merchandise cost of revenue	63,889	66,869	136,009	141,295
Rental cost of revenue	6,886	7,607	14,171	15,312

Total cost of revenues	70,775	74,476	150,180	156,607

Gross profit	39,760	44,655	84,492	91,622

Selling, general and administrative expenses	44,717	44,642	88,427	90,078
Pre-opening expenses	154	—	212	—

Operating income (loss)	(5,111)	13	(4,147)	1,544

Other income (expense):
Interest expense, net	(287)	(189)	(489)	(321)
Other, net	118	25	137	45

Income (loss) before income taxes	(5,280)	(151)	(4,499)	1,268

Income tax expense (benefit)	(1,225)	(69)	(857)	332

Net income (loss)	$(4,055)	$(82)	$(3,642)	$936

Basic income (loss) per share	$(0.47)	$(0.01)	$(0.42)	$0.10

Diluted income (loss) per share	$(0.47)	$(0.01)	$(0.42)	$0.10

Weighted-average common shares outstanding:
Basic	8,600	9,090	8,655	9,258
Dilutive effect of stock awards	—	—	—	290

Diluted	8,600	9,090	8,655	9,548

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended July 31,
	2011	2010
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(3,642)	$936
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Rental asset depreciation expense	5,923	5,697
Purchases of rental assets	(12,163)	(12,129)
Property and equipment depreciation expense	8,674	8,624
Deferred income taxes	1,025	(709)
Loss on rental assets lost, stolen and defective	872	981
Loss on disposal of other assets	59	26
Non-cash stock-based compensation	639	337

Changes in operating assets and liabilities:
Merchandise inventories	(5,988)	34
Prepaid expenses and other current assets	(1,014)	(528)
Trade accounts payable	1,750	2,163
Accrued expenses and other current liabilities	(685)	(2,266)
Excess tax benefit from stock-based compensation	(15)	(37)
Other assets and liabilities, net	241	(52)

Net cash provided by (used in) operating activities	(4,324)	3,077

Cash flows from investing activities:
Purchases of property and equipment	(8,239)	(5,483)

Net cash used in investing activities	(8,239)	(5,483)

Cash flows from financing activities:
Net borrowings under revolving credit facility	14,189	5,700
Purchase of treasury stock	(979)	(4,401)
Change in cash overdraft	385	(995)
Deferred financing costs paid	68	(549)
Proceeds from exercise of stock options	13	178
Excess tax benefit from stock-based compensation	15	37

Net cash provided by (used in) financing activities	13,691	(30)

Net increase (decrease) in cash	1,128	(2,436)

Cash at beginning of period	6,149	8,863

Cash at end of period	$7,277	$6,427

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	July 31,	July 31,
	2011	2010
Merchandise inventories, net	$158,067	$153,560
Inventory turns, trailing 12 months (B)	1.93	1.98

Long-term debt	$45,955	$43,874
Long-term debt to total capitalization (C)	31.3%	29.4%

Book value (D)	$100,783	$105,258

Book value per share (E)	$11.64	$11.02

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010
Comparable-store revenues (F):
Total	-8.1%	4.5%	-5.6%	4.7%
Merchandise	-6.6%	4.2%	-4.7%	5.3%
Rental	-15.1%	6.1%	-10.4%	2.1%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the six months ended July 31, 2011 and 2010, respectively.

(F)
Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet and gift card breakage revenues are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures
The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.
The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow
Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Six months ended July 31,
	2011	2010
Net cash provided by (used in) operating activities	$(4,324)	$3,077
Purchase of property, equipment and improvements, net	(8,239)	(5,483)

Free cash flow	$(12,563)	$(2,406)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense and store asset impairments. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended July 31,		Six months ended July 31,
	2011	2010	2011	2010
Net income (loss)	$(4,055)	$(82)	$(3,642)	$936
Adjusted for
Interest expense, net	287	189	489	321
Income tax expense (benefit)	(1,225)	(69)	(857)	332
Property and equipment depreciation expense	4,519	4,303	8,674	8,624

EBITDA	(474)	4,341	4,664	10,213

Gift card breakage revenue	(284)	(194)	(430)	(388)
Non-cash stock-based compensation	337	194	639	337

Adjusted EBITDA	$(421)	$4,341	$4,873	$10,162

Adjusted Operating Income (Loss)
Adjusted operating income (loss) is defined as operating income (loss) excluding gift card breakage revenue, stock based compensation expense and store asset impairments. The following table reconciles operating income (loss), a GAAP financial measure, to adjusted operating income (loss), a non-GAAP financial measure (in thousands):

	Three months ended July 31,		Six months ended July 31,
	2011	2010	2011	2010
Operating income (loss)	$(5,111)	$13	$(4,147)	$1,544
Adjusted for
Gift card breakage revenue	(284)	(194)	(430)	(388)
Non-cash stock-based compensation	337	194	639	337

Adjusted operating income (loss)	$(5,058)	$13	$(3,938)	$1,493

Free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income (loss), operating income (loss), cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of non-GAAP free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may vary among other companies. Therefore, our free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may not be comparable to similarly titled measures used by other companies.